Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-294298

PROSPECTUS SUPPLEMENT NO. 1

Up to 7,650,764 shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated March 20, 2026, or the prospectus, relating to the offer and resale or other disposition from time to time by the selling stockholders identified in the prospectus, or collectively the selling stockholders, of up to an aggregate of 7,650,764 shares of our common stock, par value $0.001 per share, or the common stock, consisting of (i) 4,501,928 shares of our common stock and (ii) 3,148,836 shares of common stock issuable upon exercise of pre-funded warrants. The common shares and the pre-funded warrants were issued in a private placement, pursuant to a subscription agreement, dated March 9, 2026, by and among us and the purchasers named therein.

The purpose of this Prospectus Supplement No. 1 is solely to update the information in the table appearing under the caption “Selling Stockholders” commencing on page 8 of the prospectus to reflect in the Selling Stockholder table a transfer of 540,054 shares of Common Stock from Point72 Associates, LLC, a selling stockholder previously identified in the prospectus, to SILV Fund, Ltd., another entity which as a result of such transfer is being substituted as a selling stockholder.

Selling Stockholder	Number of Shares Owned Before the Offering	Number of Shares That may be Offered Hereby	Shares Owned After the Offering
			Number	Percentage
SILV Fund, Ltd. (11)	540,054	540,054	0	0

(11)

Shares listed under “Number of Shares Owned Before the Offering” consists of 540,054 shares held by SILV Fund, Ltd. Sirenia Capital Management LP, or Sirenia, serves as the investment manager to SILV Fund, Ltd. and, as a result, maintains voting and investment power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC, or Sirenia GP, is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of SILV Fund, Ltd. is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

All of the other portions of the prospectus remain unchanged.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the prospectus. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the prospectus.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “KRRO.” On May 12, 2026, the closing price for our common stock, as reported on Nasdaq, was $11.22 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of the prospectus as well as those included in any accompanying prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 12, 2026.